Exhibit 99.1

NEWS

FOR RELEASE: Tuesday, November 23, 2004

Charter Communications, Inc. Redeems $588 Million
Outstanding 5.75% Convertible Senior Notes

ST. LOUIS -- Charter Communications, Inc. ("Charter") (Nasdaq: CHTR) today announced it has called for redemption its 5.75% Convertible Senior Notes due 2005 ("the Notes"), CUSIP numbers 16117MAA5 and 16117MAB3.

Charter will redeem approximately $588 million of Notes, representing all of the outstanding Notes, at 101.15% of principal amount, plus accrued and unpaid interest to the date of redemption, on December 23, 2004.

To collect the redemption price, the Notes must be surrendered to the paying agent at the following address: BNY Midwest Trust Company, 2 North LaSalle, Suite 1020, Chicago, Illinois, 60602, Attention: Corporate Trust Department, Fax: (312) 827-8542.

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About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed™ Internet service. Charter also provides business-to-business video, data and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

Contact:

Press:

Dave Andersen
314/543-2213

Analysts:

Mary Jo Moehle
314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.